Exhibit 10.31

Employment Agreement
This Employment Agreement ("Agreement") is made and effective as of November 1, 2019 by and between Zoom Telephonics, Inc., a Delaware company with offices currently located at 225 Franklin Street, Boston, MA 02110 (the "Company"), and John Lauten an individual who resides at whose principal place of residence is currently at [Address Omitted] (the "Executive") (collectively referred to herein as the "Parties").
WHEREAS, the Company desires to employ Executive by engaging Executive to perform services under the terms hereof; and
WHEREAS, Executive wishes to be employed by the Company and provide full-time personal services to the Company in return for the compensation and benefits detailed herein.
Statement of Agreement
FOR AND IN CONSIDERATION of the mutual promises and covenants set forth herein, each of the Company, directly or through its subsidiaries, and Executive hereby agrees to the employment of Executive on the following terms and conditions and, except to the extent specifically superseded by this Agreement, subject to all of the Company's policy and procedures regarding its employees.
1.	Employment.

1.1.	General
The Company shall employ Executive as a full-time employee, of the Company effective as of November 11, 2019 (the "Start Date"), in the position set forth in Section 1.2, and upon the other terms and conditions her in provided. Executive agrees to devote his best efforts, energies, and skill to the discharge of the Responsibilities and Authorities set for in Section 1.3 below.
1.2.	Position
Executive shall serve as the Senior Vice President of Operations ,. Executive shall directly report to the CEO and President.
1..3.	Responsibilities and Authority
See Exhibit A
l.4.	Primary Place of Performance
Company's principal executive office currently located at 225 Franklin Street, Boston, MA 02110. Executive understands that the principal executive office may change in the future to a different location in the Boston or surrounding area. In addition, the Company may from time to time require Executive to travel temporarily to other domestic and international locations on Company business.

1.5.	Term
The term of  this  Agreement  commences  on the Start Date and  continues until employment terminates pursuant to Section 5 of this Agreement.
2.	Compensation and Related Matters.

2.1.	Annual Base Salary
Executive shall initially receive a base salary at the rate of $195,000 per annum, subject to withholdings and deductions, and paid electronically to Executive's designated bank accounts on a bi-weekly basis. Annual base salary increases will be a minimum of the prior year US inflation rate plus 2%.
2.2.	Annual Bonus
Commencing upon the Start Date, Executive shall be enti1tlecl to performance bonuses, determined and paid semi-annually according to the Company fiscal year. Each bonus will be based on performance goals mutually agreed upon by the Executive and the Company. The first semi-annual bonus will be up to 17.5% of the Executive's annual base salary, plus any pro-rata amount, based on achievement of the mutually agreed objectives. The second and on-going semi-annual bonus will be up to 17.5% of the Executive's then annual base salary, based on achievement of mutually agreed objectives. All bonuses shall be paid in a lump sum, subject to withholdings and deductions, and paid electronically to Executive's designated back accounts.
2.3.	Signing Bonus
Executive shall be entitled to a signing bonus in the gross amount, prior to applicable withholding and deductions, of $15,000 which shall be paid by Company within 30 days of the Start Date.
2.4.	Living Expenses
While Executive is employed by Company, Company will pay for Executive's lease of an apartment/condo near the Company's principal office. The total cost to Company, including any necessary furniture and utilities, will not exceed $6,000 per month. Executive understands that this is taxable compensation, and that the associated taxes will be paid by the Executive.
2.5.	Travel and Expenses for Personal Visits Home
While Executive is employed by Company, Company will pay for four (4) round-trip economy class airline tickets per quarter for Executive to visit his family at his home and/or for Executive's family members to visit Executive in Boston area. Non-use of any round-trip economy class airline travel within a given quarter will be forfeited and will not be carried forward to the subsequent quarter.
2.6.	Travel and Expenses for Business Trips
Domestic and international travel will be according to Company Travel Policy and/ or normal business travel approach for Senior Executives. For any international non-stop airline flight greater than nine (9) hours, Executive is entitled to Business Class accommodations.

3.	Equity Awards.

3.1.	Initial Stock Option
Upon or near the Executive's Start Date , Executive will receive an initial option grant to purchase 80,000 shares of the Company's common stock, at a purchase price equal to the fair market value of the Company's Common Stock on the date of grant (such fair market value to be determined by the closing price on the day prior to the date of grant). The option will be subject to the terms and conditions applicable to options granted under the Company's 2009 Stock Option Plan (the "Plan"), as described in the Plan and the applicable option agreement Executive will be required to sign. All shares subject to such option will vest over two years from the grant date, the "Vesting Commencement Date"). Twenty-five percent (25%) of the shares subject to such option shall vest on the 6-month anniversary of the Vesting Commencement Date and the remaining options shall vest in equal 6-month installments over the two years. The initial stock options will expire three years after the Vesting Commencement Date.
3.2.	Additional Stock Option
Within 24 months of Executive's Start Date, Executive will receive an additional option grant to purchase that number of shares of Company common stock calculated by the cost per share as determined by the Black-Scholes pricing model up to $80,000 of Company expense totaled over the period the expense will occur. The option will be subject to the terms, conditions, vesting, and expiration timeframe listed above in Section 3.1.
4.	Benefits and Perquisites.

4.1.	Benefits
Executive shall be entitled to participate in such full-time employee and executive benefit plans and programs as the Company may from time to time offer, subject to the terms and conditions of such plans. Executive benefit are to begin on the Start Date.
4.2.	Life Insurance
Company shall pay for Executive's premiums of a Term Life insurance policy, up to a maximum of $4,000 annually, beginning on the Start Date.
4.3.	401(k) Savings
Executive may participate in the Company 401(k) savings program immediately on the Start Date.
4.4.	Paid Vacation, Sick, and Holiday
Vacation and sick time shall be in accordance with Company policies, with four (4) weeks' vacation and up to six (6) days sick time per year.
4.5.	Computer and Cell Phone
On the Executive's Start Date, Executive will be provided a Company provided Apple Mac laptop, two (2) monitors, one (1) dual monitor stand, one (1) docking station, and a printer. Monthly

Executive cell phone charges for domestic and international calling will be reimbursed by Company.
4.6.	Liability Protection
Executive will be protected under the Company Officer's and Director's liability insurance.
4.7.	Legal Fees
Executive acknowledges that he has the right and has the opportunity to consult with an attorney in connection with negotiation, drafting and finalizing this Agreement. Company shall promptly reimburse or directly pay on Executive's behalf, attorney fees and costs incurred by the Executive in connection with the negotiation, drafting, and finalization of this Agreement, up to an amount not to exceed $2,000.
4.8.	Allowed Activities
Executive is allowed to participate on non-competing company, university, and/or non-profit organization boards while working at Company full-time, provided that Executive shall not Engage in any activity which would reasonably be expected to interfere with the performance of Executive's duties, services and responsibilities for the Company.
5.	Termination.

5.1.	At Will Employment
Subject to the obligations of the Company in Section 5.2 and 5.3, the Parties acknowledge that Executive's employment is and shall continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice.
5.2.	Change of Control
In the event of "Change of Control" the Executive will receive severance pay equal to monthly base pay times the lesser of the number of full months the Executive has been employed by the Company or six if (a) Executive's employment is terminated without Cause within six months after a Change of Control, or (b) the Executive's job responsibilities, reporting status or compensation are materially diminished and the named Executive voluntarily terminates his employment with the acquiring company within six months after the Change of Control. In addition, in the event of a Change of Control of Company, outstanding stock options granted to the Executive will become immediately vested, with the right to be exercised at the option grant price. For purposes of this Agreement, "Change of Control" shall mean that any person, partnership or corporation acquires all or substantially all of the assets and business of the Company or a majority of the voting power represented by the equity of the Company or any successor thereto.
5.3.	Severance
If Executive is involuntarily terminated for any reason other than far Cause or Change of Control, Executive will receive severance pay  equal to monthly base pav times the lesser of the number of full months Executive has been employed by the Company or three, provided that Executive executes a separation agreement and general release of claims in a form satisfactory to the Company, such severance to be paid in accordance with the Company's normally scheduled payroll, and all outstanding stock options that have vested (or that will ordinarily vest within six (6) months) will become immediately vested and will be exercisable for a period of up to 30 days after termination .
5.4.	Voluntary Termination; For Cause Termination
If Executive voluntarily terminates his employment with the Company or if the Company terminates Executive's employment for Cause, then Executive shall not be entitled to any severance compensation.
5.5.	Death or Disability
If this Agreement terminates due to Executive Death or Disability, Company shall pay Executive, or to Executive heirs or estate if applicable, the Severance listed in Section 5.3.
5.6.	Cause Definition
"Cause" means, for purposes of this Agreement, any of the following:
a)	Conviction of the Executive of a felony or any other serious crimes;
b)	Commission by the Executive of any act of theft, fraud, breach of fiduciary duty or gross moral turpitude;
c)	Executive's gross negligence or willful misconduct in the performance of his duties;
d)	Wrongful misappropriation by the Executive of any Company, or Company clients, money, assets, or other property; or
e)	Any material breach of this Agreement that remains uncured for 30 days after notice of such breach.

6.
Executive's Restrictive Covenants. Executive's employment with the Company is conditioned upon his signing the Company's Intellectual Property and Confidentiality Agreement ("IPCA."), a copy of which is attached as Exhibit B to this Agreement .

6.1.	Non-Compete
During the term of Executive's employment Executive shall not Either alone or as a member of a partnership or association, or as an officer, director, advisor, consultant, agent, or employee of any other organization, be engaged in Competition or concerned with any other duties or pursuits requiring Executive's active personal services that will conflict with Executive's ability or objectivity in performing Executive's obligations under this Agreement. For this purpose, "Competition" with the business of the Company includes supplying products or providing services to any customer or client with which the Company has done any business during the period commencing one year prior to the date hereof and ending on the termination of Executive's employment with the Company. Executive agrees that irreparable harm to the Company will result from Executive's violation of this section of the Agreement, and notwithstanding anything in the Agreement to the contrary, the Company may seek injunctive relief in a Court of competent jurisdiction enjoining Executive from violating the Agreement in order to prevent immediate an irreparable harm.

6.2.	Confidential Information
During the term of Executive's employment  and thereafter, Executive shall not make or cause to be made any unauthorized disclosure or other use of any confidential information regarding the Company or any of its activities and operations, except to the extent reasonably necessary or appropriate in connection with the performance by Executive of Executive's authority and responsibility under this Agreement or as may be legally required; provided, however, that nothing herein contained shall preclude the use or disclosure of  a1ny information known generally to the public. Notwithstanding the foregoing, Executive acknowledges  and understands  that he shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly  or indirectly, or to an attorney; and (ii) solely  for the  purpose of reporting or investigating a suspected violation of law; or (H) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Also, if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the trade secret to Executive's attorney and use the trade secret information in the court proceeding, provided that Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.
6.3.	Non-Solicitation
During the term of Executive's employment and for a period of one year thereafter, Executive shall not, either alone or in conjunction with or assistance of another person, interfere  with or harm, or attempt to interfere with or harm, the business of the Company (or any of its subsidiaries or affiliates) by offering employment to any person who is employed by the Company.
6.4.	Invention Assignment
During the term of this agreement, Executive hereby assigns Ito Company all right, title, and interest in and to any Inventions Executive develops or creates, individually or jointly, in connection with Executive's employment relationship with Company.
6.5.	No Disparagement
During the term of Executive's employment and thereafter, Executive shall not criticize, ridicule or make any statement which disparages or is derogatory of the Company or any person affiliated with the Company to any third party or in any public statement.
6.6.	No Failure to Return Property
Upon termination of employment, Executive is to immediately surrender to the Company possession of all Company property in Executive's possession or control, tangible or intangible, including without limitation equipment, trade secrets, confidential and proprietary information and intellectual property in whatever embodiment or form, and all copies and other reproductions and extracts thereof, including those prepared by Executive. Executive also agrees to destroy any copies of such property and to permanently delete any electronic copies thereof.

7.	Resolution of Disputes.

7.1.	Negotiation
The Parties shall attempt in good faith to resolve any dispute arising under this Agreement promptly by negotiation. Either may give the other written notice of any dispute not resolved in the normal course of business, stating that party's position and proceed with negotiations. Within five (5) business days after delivery of the disputing party's notice, the Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.
7.2.	Arbitration
If any issues arising under this Agreement in dispute are not resolved by such negotiation (or if any party fails to participate in such negotiation), any party may, by written notice to the other, demand that the dispute be resolved by binding arbitration in Boston, MA, before a single arbitrator pursuant to the national rules for the resolution of employment disputes of the American Arbitration Association ("AAA"). The arbitrator shall be instructed, and the parties shall cooperate, with completing the arbitration with a ruling, if possible, in writing on each issue in dispute within 60 days of the arbitrator's appointment by the AAA. The arbitrator shall have: the power to award damages, equitable relief, reasonable attorney's fees and expenses, and the fees and expenses of 1the arbitrator and of the AAA, to any party. The arbitrator's rulings and awards shall be final and binding upon the Parties and judgment thereon may be entered in any court having competent jurisdiction. Unless otherwise ordered by the arbitrator, the Company and Executive shall each pay an equal share of the fees and expenses; of the arbitrator and of the AAA.
8.	Miscellaneous Provisions.

8.1.	Representation as to Limitations
Executive represents and warrants that Executive is not under any contractual or legal restraint that prevents or prohibits Executive from entering into this Agreement or performing the duties and obligations described in this Agreement.
8.2.	Assignment
Executive may not assign this Agreement or any of its rights or obligations under this Agreement without Company's prior written consent. Company may assign this Agreement or any of its rights and obligations under this Agreement, effective upon written Notice to Executive.
8.3.	Notices
Any notice, request, claim, demand, document and other communication here under to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or by certified or registered mail, postage prepaid (or if it is sent through any other method agreed upon by the Parties), as follows:
a)	If to Company, at the address set forth on the first page hereto, to the attention of the CEO.

b)	If to Executive, at the address set forth on the first page hereto, to the attention of the Executive .
c)	Or at any other address as any Party shall have specified by notice in writing to the other Party.

8.4.	Headings
The headings and captions are for convenience only and shall not be deemed to limit, construe, affect, or alter the meaning of the underlying provisions.
8.5.	Severability
If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any jurisdiction for any reason, such invalidity, illegality, or unenforceability shall not affect the remainder of this Agreement, and the remainder of this Agreement shall be construed and enforced as if such invalid, illegal, or unenforceable portion were not contained herein.
8.6.	Governing Law
This Agreement shall be construed and enforced under and in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflict of law principles thereof.
8.7.	Amendments
No amendments may be made to this Agreement unless agreed to in writing signed by both parties hereto.
IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first above written. This Agreement may be executed in separate counterparts, each of which shall be deemed an original.
Zoom Telephonics, Inc.	Executive
By:	By:

/s/ Joe Wytanis	/s/ John Lauten
Name: Joe Wytanis	Name: John Lauten
Title: President/COO

Exhibit A
Responsibilities and Authority
Manage and oversee all Operation duties of the Company, including but not limited to, the following areas:
1)	Supply chain forecasting, production planning, logistics and other miscellaneous supply chain activities.
2)	Mexico production, shipping and warehousing that includes North America Profit Sharing (NAPS), inventory management, and obsolete & excess inventory.
3)	Customer service returns (RMA's) that include wholesale, end user, and service provider returns.
4)	Amazon inventory levels, returns, and payments.
5)	Financial functions such as A/R, A/P, Bank loans, status reports, and finance tasks needed for auditing.
6)	Sales operation functions such as EDI processing, account price matrix, order processing, and sales reporting.
7)	New product introduction and change orders.
8)	Manufacturing partners and key component suppliers.
9)	Participation in all Executive Level activity including Company financial planning, strategic planning, staff meetings, customer interfacing, etc....
10)	Ensuring all Company Operation goals and objectives are met.